Exhibit 99.1

   MASS MEGAWATTS WIND POWER, INC RAISES $257,000 IN RECENT PRIVATE PLACEMENT

WORCESTER, MA. August 15,2008/PRNewswire-First Call/--Mass Megawatts Wind Power, Inc. announces that it has recently raised $257,000 in a private placement of restricted shares of common stock. Part of the proceeds have been used to eliminate company debt. The remainder will be used to fuel the future growth of Mass Megawatts, assuring the completion of their goals in a timely manner.

The highest priority of these funds now, is initiating substantial third party verification of the Mass Megawatts Wind Power technology. Proving this new product's long term durability will allow debt financing and more favorable large scale equity financing for future power plants and projects. The next priority is the marketing program. While it is true that minimal long term marketing efforts will be required, there will be an initial start up marketing phase in order to bring the product to the attention of potential buyers. Upon successful third party verification, Mass Megawatts can then begin developing strategic alliances with other wind power developers who have done the initial, more expensive and sometimes complicated steps of zoning, financing and other requirements in the development of much larger commercial wind energy projects.

Recently, Mass Megawatts has developed a new augmenter technology which compared to previously designed augmenters, reduces the amount of construction material in producing wind power generated electricity. This technology allows the company to compete directly with fossil fuel power plants, such as coal and natural gas, even at lower wind locations with respect to traditional wind power plants.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc.'s ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com